UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 16, 2013

ALTRIA GROUP, INC.
(Exact name of registrant as specified in its charter)

Virginia	1-08940	13-3260245
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6601 West Broad Street, Richmond, Virginia	23230
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (804) 274-2200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.    Regulation FD Disclosure.
On September 16, 2013 Altria Group, Inc. (“Altria”) issued a press release in which it announced that it has revised its 2013 full-year reported diluted earnings per share guidance primarily in connection with the September 11, 2013 decision of the arbitration panel presiding over the non-participating manufacturer adjustment dispute for 2003. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated into this Item 7.01 by reference.
In accordance with General Instruction B.2 of Form 8-K, the information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 hereto, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. The information in Item 7.01 of this Current Report on Form 8-K shall not be incorporated by reference into any filing or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing or document.
Item 8.01.    Other Events.
On September 16, 2013, Altria Group, Inc. (“Altria”) issued a press release in which it announced that it has revised its 2013 full-year reported diluted earnings per share (“EPS”) guidance primarily in connection with the September 11, 2013 decision of the arbitration panel presiding over the non-participating manufacturer adjustment (“NPM Adjustment”) dispute for 2003 that six out of 15 states failed to diligently enforce laws that require escrow payments from the cigarette manufacturers that have not signed the Master Settlement Agreement (the “Arbitration Panel Decision”).
2013 Full-Year Guidance
Altria has revised its guidance for 2013 full-year reported diluted EPS from a range of $2.51 to $2.56 to a range of $2.57 to $2.62 to reflect the impact of the Arbitration Panel Decision. As a result of the Arbitration Panel Decision, Philip Morris USA Inc. (“PM USA”) expects to receive a credit of approximately $145 million, plus interest, against its 2014 Master Settlement Agreement payment obligations and to record an increase of approximately $145 million in its reported pre-tax earnings for the third quarter of 2013. Additionally, the revised guidance reflects the reversal of tax accruals no longer required. This revised forecast includes estimated net income of $0.21 per share, as detailed in the table below, as compared with the 2012 full-year reported diluted EPS of $2.06, which included $0.15 per share of net expenses, as detailed in the table below. Altria has reaffirmed its guidance for 2013 full-year adjusted diluted EPS, which excludes the items in the table below, representing a growth rate of 7% to 9% over 2012 full-year adjusted diluted EPS.
Some states may seek to challenge the Arbitration Panel Decision in court. In addition, a number of states have already filed motions in state court challenging the panel’s decision allowing the settlement with certain states of the NPM Adjustment disputes for 2003 - 2012 to proceed and seeking a more favorable judgment reduction method. We can give no assurance whether any such challenges will be resolved in a manner favorable to PM USA.
For more information on the NPM Adjustment, see Altria’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013.

The factors described in the Forward-Looking and Cautionary Statements section of the press release attached as Exhibit 99.1 hereto represent continuing risks to this forecast.

Expense (Income), Net, Included in Reported Diluted EPS
	2013	2012
Loss on early extinguishment of debt	$—	$0.28
NPM Adjustment Items*	(0.21)	—
Asset impairment, exit and implementation costs	—	0.01
SABMiller special items	0.01	(0.08)
PMCC leveraged lease benefit	—	(0.03)
Tax items**	(0.01)	(0.03)
	$(0.21)	$0.15
* Reflects the impact of PM USA’s settlement with certain states of the NPM Adjustment disputes for 2003-2012 ($0.16) and the Arbitration Panel Decision ($0.05).
** Excludes the tax impact of the Philip Morris Capital Corporation (“PMCC”) leveraged lease benefit.
Adjusted diluted EPS is a financial measure that is not consistent with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Altria’s management reviews diluted EPS on an adjusted basis, which excludes certain income and expense items that management believes are not part of underlying operations. These items may include, for example, loss on early extinguishment of debt, restructuring charges, SABMiller plc (“SABMiller”) special items, certain PMCC leveraged lease items, certain tax items, tobacco and health judgments, and settlements and determinations of certain NPM Adjustment disputes. Altria’s management does not view any of these special items to be part of its sustainable results as they may be highly variable and difficult to predict and can distort underlying business trends and results. Altria’s management believes it is appropriate to disclose this non-GAAP financial measure to provide useful insight into underlying business trends and results, and to provide a more meaningful comparison of year-over-year results. Adjusted measures are used by management and regularly provided to Altria’s chief operating decision maker for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets. This information should be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP.

Item 9.01.    Financial Statements and Exhibits.
(d)     Exhibits

99.1	Altria Group, Inc. Press Release, dated September 16, 2013 (furnished pursuant to Item 7.01)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTRIA GROUP, INC.

By:	/s/ W. HILDEBRANDT SURGNER, JR.
Name:	W. Hildebrandt Surgner, Jr.
Title:	Corporate Secretary and
Senior Assistant General Counsel
DATE: September 16, 2013

EXHIBIT INDEX
Exhibit No.    Description

99.1	Altria Group, Inc. Press Release, dated September 16, 2013 (furnished pursuant to Item 7.01)

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